Exhibit 99.1


News Release
Startech Enviromental Corporation

For Immediate Release
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Contact: Joseph F. Longo
Startech Environmental Corporation
15 Old Danbury Road, Suite 203
Wilton, CT 06897-2525
Tel. 203-762-2499
Fax. 203-761-0839

Wilton, CT
July 18, 2003


Startech Environmental Corporation (OTC:BB "STHK") announces $1,600,000 Private
        Placement and Resignation of Members of the Board of Directors.

Startech Environmental Corporation announced today that it received $1.6 million from Northshore Asset Management, LLC, a Delaware limited liability company and investment management group, in exchange for 2,133,333 shares of common stock, no par value, representing approximately 15.5% of the issued and outstanding shares of common stock on the date of closing (after giving effect to the shares purchased by Northshore).

As a condition to the investment from Northshore, all members of the Board of Startech, other than Joseph F. Longo, resigned from the Board, effective as of the closing. As sole director of the Company, Mr. Longo will appoint Peter H. Shipman, Henry G. Ciocca, Kenneth J. Slepicka and Douglas R. Ballew to the Board upon the expiration of the waiting period required by Section 14(f) of the Securities Exchange Act of 1934, as amended.

Peter H. Shipman, age 67, is a private investor, corporate director and an experienced corporate executive, having served as President, Chief Operating Officer and a principal of American Banker - Bond Buyer, Inc., in senior executive positions with The Thompson Corporation, including Chairman and Chief Executive Officer of Thompson Financial Services, an operating division founded by Mr. Shipman and as the principal owner and chairman of a number of small sports businesses, including Winston-Salem Baseball, New Haven Nighthawks Hockey and Howe Sportsdata International, which was sold to ESPN. Mr. Shipman was also the Chief Operating Officer and Executive Director of the Securities and Exchange Commission. Mr. Shipman is also a director of Kestol Technologies.


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Henry G. Ciocca, age 56, is a private investor and corporate lawyer who has held senior executive positions in major international corporations for over the past twenty-five years, including as President and Chief Executive Officer of Markborough Development, President, Chief Executive Officer and a director of Markborough Properties, Inc., senior executive positions (including Executive Vice President and General Counsel) and senior executive positions with The Nestle Company, Tetley, Inc., Distillers Somerset, Inc. and Sbarro, Inc.

Kenneth J. Slepicka, age 47, is the Senior Portfolio Manager of Northshore Asset Management, LLC and has held a variety of positions in the securities industry for the past twenty years, including as a Managing Director of River Capital Advisors, President of SBC Futures Inc., (currently UBS Futures Inc.) and Executive Director of SBC/O'Connor. Mr. Slepicka has also performed risk management consulting for institutional clients and has served on numerous committees at the Chicago Board of Trade, the Chicago Mercantile Exchange and the Chicago Board of Options. Mr. Slepicka served as Governor of the Board of Trade Clearing Corporation and currently is a Director for Hyperfeed Technologies.

Douglas R. Ballew, age 39, is the Chief Financial Officer of Northshore Asset Management, LLC. Mr. Ballew also served as Director of Finance for McCord Group, Inc. and held various positions with AMSTED Industries.

Mr. Longo stated, "This new equity investment demonstrates the confidence of a sophisticated independent investor in Startech's proprietary technology which is designed to destroy and reduce all types of waste and pollution, including hazardous and toxic waste, in an environmentally-sound and cost-effective manner. The new equity will stabilize the company's liquidity while it pursues the commercialization of its Plasma Converter in industries as diverse as chemical manufacturing, health care, energy production and basic municipal waste. The Board looks forward to working with Joseph Klimek, the CEO and President and other members of senior management of Startech."

More detailed information about Startech is set forth in Startech's filings with the Commission, including Startech's Annual Report on Form 10-K for the fiscal year ended October 31, 2002, and in other documents that Startech has filed with the Commission. Investors and security holders are urged to read those documents free of charge at the Commission's Web site at www.sec.gov. Those documents may also be obtained free of charge from Startech. Startech does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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Safe Harbor for Forward-Looking Statements:

This press release contains forward-looking statements, including statements regarding the Company's plans and expectations regarding the development and commercialization of its Plasma Converter(TM) technology. All forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, rapid technological change and competition as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.